UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

OneMain Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

68268W103

(CUSIP Number)

John F. Hartigan, Esq.
Morgan, Lewis & Bockius LLP
300 S. Grand Avenue, 22nd Floor

Los Angeles, CA 90071

(213) 612-2500

Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications)

October 28, 2021

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68268W103	13D	Page 2 of 18

1. Names of Reporting Persons.
OMH (ML), L.P.

2. Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒

3. SEC Use Only
4. Source of Funds
AF
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
☐
6. Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person with:	7. Sole Voting Power
0 shares

8. Shared Voting Power
0 shares

9. Sole Dispositive Power
0 shares

10. Shared Dispositive Power
0 shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person
0 shares
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
☒
13. Percent of Class Represented by Amount in Row (11)
0.0%
14. Type of Reporting Person
PN

CUSIP No. 68268W103	13D	Page 3 of 18

1. Names of Reporting Persons.
OMH (ML) GP, LLC

2. Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒

3. SEC Use Only
4. Source of Funds
AF, OO
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
☐
6. Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person with:	7. Sole Voting Power
0 shares

8. Shared Voting Power
0 shares

9. Sole Dispositive Power
0 shares

10. Shared Dispositive Power
0 shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person
0 shares
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
☒
13. Percent of Class Represented by Amount in Row (11)
0.0%
14. Type of Reporting Person
OO

CUSIP No. 68268W103	13 D	Page 4 of 18

1. Names of Reporting Persons.
V-OMH (ML) II, L.P.

2. Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒

3. SEC Use Only
4. Source of Funds
AF
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
☐
6. Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person with:	7. Sole Voting Power
0 shares

8. Shared Voting Power
0 shares

9. Sole Dispositive Power
0 shares

10. Shared Dispositive Power
2,608,226 shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person
2,608,226 shares
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
☐
13. Percent of Class Represented by Amount in Row (11)
2.0%
14. Type of Reporting Person
PN

CUSIP No. 68268W103	13 D	Page 5 of 18

1. Names of Reporting Persons.
V-OMH (ML) GP II, LLC

2. Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒

3. SEC Use Only
4. Source of Funds
AF
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
☐
6. Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person with:	7. Sole Voting Power
0 shares

8. Shared Voting Power
0 shares

9. Sole Dispositive Power
0 shares

10. Shared Dispositive Power
2,608,226 shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person
2,608,226 shares
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
☐
13. Percent of Class Represented by Amount in Row (11)
2.0%
14. Type of Reporting Person
OO

CUSIP No. 68268W103	13 D	Page 6 of 18

1. Names of Reporting Persons.
OMH Holdings, L.P.

2. Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒

3. SEC Use Only
4. Source of Funds
AF
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
☐
6. Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person with:	7. Sole Voting Power
0 shares

8. Shared Voting Power
2,608,226 shares

9. Sole Dispositive Power
0 shares

10. Shared Dispositive Power
2,608,226 shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person
2,608,226 shares
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
☐
13. Percent of Class Represented by Amount in Row (11)
2.0%
14. Type of Reporting Person
PN

CUSIP No. 68268W103	13D	Page 7 of 18

1. Names of Reporting Persons.
Apollo Uniform GP, LLC

2. Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒

3. SEC Use Only
4. Source of Funds
AF, OO
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
☐
6. Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person with:	7. Sole Voting Power
0 shares

8. Shared Voting Power
2,608,226 shares

9. Sole Dispositive Power
0 shares

10. Shared Dispositive Power
2,608,226 shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person
2,608,226 shares
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
☐
13. Percent of Class Represented by Amount in Row (11)
2.0%
14. Type of Reporting Person
OO

CUSIP No. 68268W103	13D	Page 8 of 18

1. Names of Reporting Persons.
Apollo Management VIII, L.P.

2. Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒

3. SEC Use Only
4. Source of Funds
AF, OO
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
☐
6. Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person with:	7. Sole Voting Power
0 shares

8. Shared Voting Power
2,608,226 shares

9. Sole Dispositive Power
0 shares

10. Shared Dispositive Power
2,608,226 shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person
2,608,226 shares
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
☐
13. Percent of Class Represented by Amount in Row (11)
2.0%
14. Type of Reporting Person
PN

CUSIP No. 68268W103	13D	Page 9 of 18

1. Names of Reporting Persons.
AIF VIII Management, LLC

2. Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒

3. SEC Use Only
4. Source of Funds
AF, OO
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
☐
6. Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person with:	7. Sole Voting Power
0 shares

8. Shared Voting Power
2,608,226 shares

9. Sole Dispositive Power
0 shares

10. Shared Dispositive Power
2,608,226 shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person
2,608,226 shares
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
☐
13. Percent of Class Represented by Amount in Row (11)
2.0%
14. Type of Reporting Person
OO

CUSIP No. 68268W103	13 D	Page 10 of 18

1. Names of Reporting Persons.
Apollo Management, L.P.

2. Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒

3. SEC Use Only
4. Source of Funds
AF, OO
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
☐
6. Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person with:	7. Sole Voting Power
0 shares

8. Shared Voting Power
2,608,226 shares

9. Sole Dispositive Power
0 shares

10. Shared Dispositive Power
2,608,226 shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person
2,608,226 shares
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
☐
13. Percent of Class Represented by Amount in Row (11)
2.0%
14. Type of Reporting Person
PN

CUSIP No. 68268W103	13 D	Page 11 of 18

1. Names of Reporting Persons.
Apollo Management GP, LLC

2. Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒

3. SEC Use Only
4. Source of Funds
AF, OO
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
☐
6. Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person with:	7. Sole Voting Power
0 shares

8. Shared Voting Power
2,608,226 shares

9. Sole Dispositive Power
0 shares

10. Shared Dispositive Power
2,608,226 shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person
2,608,226 shares
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
☐
13. Percent of Class Represented by Amount in Row (11)
2.0%
14. Type of Reporting Person
OO

CUSIP No. 68268W103	13 D	Page 12 of 18

1. Names of Reporting Persons.
Apollo Management Holdings, L.P.

2. Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒

3. SEC Use Only
4. Source of Funds
AF, OO
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
☐
6. Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person with:	7. Sole Voting Power
0 shares

8. Shared Voting Power
2,608,226 shares

9. Sole Dispositive Power
0 shares

10. Shared Dispositive Power
2,608,226 shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person
2,608,226 shares
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
☐
13. Percent of Class Represented by Amount in Row (11)
2.0%
14. Type of Reporting Person
PN

CUSIP No. 68268W103	13 D	Page 13 of 18

1. Names of Reporting Persons.
Apollo Management Holdings GP, LLC

2. Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒

3. SEC Use Only
4. Source of Funds
AF, OO
5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)
☐
6. Citizenship or Place of Organization
Delaware
Number of Shares Beneficially Owned by Each Reporting Person with:	7. Sole Voting Power
0 shares

8. Shared Voting Power
2,608,226 shares

9. Sole Dispositive Power
0 shares

10. Shared Dispositive Power
2,608,226 shares

11. Aggregate Amount Beneficially Owned by Each Reporting Person
2,608,226 shares
12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares
☐
13. Percent of Class Represented by Amount in Row (11)
2.0%
14. Type of Reporting Person
OO

Schedule 13D/A

Amendment No. 7

The information in this Amendment No. 7 to Schedule 13D (this “Seventh Amendment” or this “13D/A”) amends and supplements the Schedule 13D (the “Original Schedule 13D”) filed with the U.S. Securities and Exchange Commission (the “SEC”) by OMH Holdings, L.P. and the other Reporting Persons therein described on July 3, 2018, relating to the common stock, par value $0.01 per share (the “Common Stock”), of OneMain Holdings, Inc. (the “Issuer”), as amended by Amendment No. 1 thereto filed on December 18, 2019, Amendment No. 2 thereto filed on February 18, 2021, Amendment No. 3 thereto filed on May 6, 2021, Amendment No. 4 thereto filed on August 5, 2021, Amendment No. 5 thereto filed on September 1, 2021, and Amendment No. 6 thereto filed on October 18, 2021 (as amended, the “Schedule 13D”).

This Seventh Amendment is filed, in part, to reflect that on October 28, 2021, OMH (ML), L.P. (“OMH” or the “Seller”) sold an aggregate of 10,010,208 shares of the Issuer’s Common Stock in an underwritten offering, as described below.

Except as set forth herein, the Schedule 13D remains unmodified.

Item 5. Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended and restated as follows:

Each of the Reporting Persons disclaims beneficial ownership of all of the shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(a) See Items 11 and 13 on the cover page. The percentage ownership reported in Item 13 is based upon the 129,486,199 shares of the Issuer’s Common Stock reported as outstanding in the prospectus supplement dated October 26, 2021, filed by the Issuer on October 27, 2021.

(b) See Items 7 through 10 on the cover page.

(c) On October 28, 2021, OMH sold 10,010,208 shares of the Issuer’s Common Stock in an underwritten offering at a price of $53.45 per share, after underwriting discounts and commissions. On October 14, 2021, V-OMH (ML) II, L.P. transferred 4,944,066 shares of the Issuer’s Common Stock to Uniform InvestCo Sub L.P., a Delaware limited partnership (the “Värde Stockholder”) pursuant to the Amended and Restated Distribution Transaction Agreement dated August 16, 2021. Except as described above in this 13D/A, there have been no reportable transactions with respect to the Common Stock of the Issuer within the last 60 days by the Reporting Persons.

(d) Not applicable.

(e) As of October 28, 2021, the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Issuer’s Common Stock.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 6 of the Schedule 13D is hereby supplemented as follows:

On October 26, 2021, the Seller entered into an underwriting agreement (the “Underwriting Agreement”) with the Issuer and Barclays Capital Inc., as underwriter (the “Underwriter”), pursuant to which the Seller sold to the Underwriter, and the Underwriter purchased from the Seller, an aggregate of 10,010,208 shares of the Issuer’s Common Stock. The Seller and the Issuer agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make in respect of those liabilities.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Underwriting Agreement, a copy of which is attached hereto as Exhibit A and is incorporated herein by reference.

Item 7.  Material to be Filed as Exhibits

Exhibit	Description
Exhibit A	Underwriting Agreement, dated as of October 26, 2021, by and among OMH (ML), L.P., OneMain Holdings, Inc. and Barclays Capital Inc. (attached as Exhibit 1.1 to the Issuer’s Current Report on Form 8-K (File No. 001-36129) filed with the Securities and Exchange Commission on October 28, 2021 and incorporated herein in its entirety by reference)

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 1, 2021

OMH HOLDINGS, L.P.

	By:	Apollo Uniform GP, LLC,
its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

OMH (ML), L.P.

By:	OMH (ML) GP, LLC,
its general partner

By:	OMH Holdings, L.P.,
its sole member

By:	Apollo Uniform GP, LLC,
its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO UNIFORM GP, LLC

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

OMH (ML) GP, LLC

By: OMH Holdings, L.P., its sole member

By:	Apollo Uniform GP, LLC,
its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

V-OMH (ML) II, L.P.

By:	V-OMH (ML) GP II, LLC,
its general partner

By:	OMH Holdings, L.P.,
its sole member

By:	Apollo Uniform GP, LLC,
its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

V-OMH (ML) GP II, LLC,

By: OMH Holdings, L.P., its sole member

By:	Apollo Uniform GP, LLC,
its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC,
its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

AIF VIII MANAGEMENT, LLC

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC,
its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ William B. Kuesel
Name:	William B. Kuesel
Title:	Vice President